EXHIBIT 3.6

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                      OLYMPIC CASCADE FINANCIAL CORPORATION


     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Olympic Cascade Financial Corporation, a corporation organized under and existing by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     1. The certificate of incorporation of said corporation is hereby amended by striking out the FIRST paragraph thereof and by substituting in lieu of said paragraph the following paragraph:

     "FIRST: The name of the corporation (hereinafter called the "Corporation") is National Holdings Corporation."

     2. The foregoing amendment was effected pursuant to a resolution of the Board of Directors of said corporation.

     3. The foregoing amendment was approved by a majority vote of stockholders of said corporation at a duly called and held meeting of stockholders on March 15, 2006.


Dated:  March 15, 2006



                                       /s/ Mark Goldwasser
                                       --------------------------
                                       Mark Goldwasser
                                       President and Chief Executive Officer